MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is entered into as of September 23, 2011 (the “Effective Date”) by and between LOTON CORP., a Nevada corporation (the “Company”), and TRINAD MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, pursuant to this Agreement the Company shall utilize the Manager’s services on an ongoing basis for certain management services from the Effective Date and continuing until the expiration or termination of this Agreement pursuant to the terms contained herein.

NOW THEREFORE, in consideration of the foregoing and of the covenants herein, it is mutually agreed as follows:

1.
The Company hereby retains Manager and Manager agrees to provide the Company with management services (the “Management Services”) under and subject to all of the terms, conditions and provisions hereof.

2.
The Management Services shall consist of certain management services, including, without limitation the sourcing, structuring and negotiation of a potential business combination transaction involving the Company.

3.
The Manager shall provide such Management Services pursuant to the terms and conditions hereof.  The Manager will provide the Management Services hereunder with the same care and diligence that it would exercise in the performance of such services for its own operations.

4.
As compensation for the Management Services provided pursuant to this Agreement, the Company agrees to pay the Manager a fee (the “Management Fee”) equal to $2,080,000, payable at the rate of $90,000 per each three (3) month period during the Term (the “Installments”), payable in advance at the beginning of each such three (3) month period, with a final payment of $1,000,000 (the “Final Payment”) becoming due and payable upon termination of this Agreement upon natural expiration of the Term or otherwise unless this Agreement shall terminate in accordance with Section 7(b) by reason of Manager’s material breach (and all of the compensation called for by this Section 4 shall be due and payable in the event of any early termination other than under Section 7(b) by reason of breach by Manager and with no duty to mitigate).  As an additional inducement to Manager to enter into this Agreement, concurrently upon execution hereof the Company shall execute and deliver to Manager the form of Warrant for 1,125,000 shares of Company’s Common Stock attached hereto as Exhibit “A” (the “Warrant”).

5.
It is expressly understood by all parties hereto that during the term hereof, the Manager will diligently devote such time and best efforts as is reasonably required in the performance of the Management Services and will perform the Management Services conscientiously, efficiently and to the best of its ability. Except as otherwise set forth herein or in other agreements with the Company, nothing contained in this Agreement shall preclude Manager from engaging in other business activities.

6.	Subject to Section 7 below, the term of this Agreement will commence on the Effective Date and will continue for a period of three (3) years (the “Term”).

7.	(a)	The parties hereto may terminate this Agreement at any time by mutual written agreement.

(b)
Either party may terminate this Agreement effective immediately by giving written notice of termination to the other party hereto only in the event that such other party shall default in any material respect in the performance of any duty or obligation imposed upon it by this Agreement.

(c)
This Agreement shall also terminate upon a Change of Control or a Business Combination.  “Business Combination” shall have the meaning ascribed to that term in the Warrant.  “Change of Control” shall mean the occurrence of any of the following events:

(A)
Any Person or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the Rules thereunder) who does not have an ownership interest in the Company on the date of this Agreement is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifteen (15%) of the voting power of all classes of ownership of the Company (other than a Person or Persons acting in his or her capacity as trustee(s) of a family trust created by such Person(s) solely for estate planning purposes; provided that (i) such Person(s) had an ownership interest in the Company on the date of this Agreement, and (ii) such Persons at all times retain the right to vote the ownership interests conveyed.

(B)
During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new Directors whose election to such Board of Directors, or whose nomination for election by the Shareholders of the Company, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Upon the termination of this Agreement in accordance with the terms hereof, except as set forth in this Agreement, neither party hereto shall have any further obligation or liability to the other party hereunder.  The following provisions of this Agreement shall survive such termination or expiration of this Agreement, Sections 7(d), 9, 10, 11, 12, 13 and 17:  Upon termination of this Agreement for any reason, the Manager shall deliver to the Company all records, contracts, agreements and other papers, documents or other materials which pertain to the Company’s business and activities associated therewith.

8.	This Agreement may not be assigned by the Manager without the prior written approval of the Company.

9.
The Manager shall not have or claim at any time, by virtue of its performance hereunder, any right, title or interest in any trade name, trademark, copyright or other similar rights or in any property or other tangible or intangible assets of any type owned by the Company and shall not have or claim at any time any right, title or interest in any other material, matter or asset of any sort prepared for or used in connection with the Company’s business or promotion.

10.
The Manager expressly agrees that all books and records relating in any manner whatsoever to the Company’s business and all other files, books and records and other material owned by the Company or used by it in connection with the conduct of its business, whether prepared by Manager’s personnel, contract employees or otherwise coming into Manager’s possession (collectively, the “Proprietary Information”), shall be the exclusive property of the Company, regardless of who actually prepared the Proprietary Information.  All such books and records and other materials shall be returned immediately to the Company upon termination of Manager’s services.  The Manager agrees that it shall not disclose, transfer, use, copy, or allow access to any such Proprietary Information to any employees or to any third parties, except for those who have a need to know such Proprietary Information in order to accomplish the requirements of this Agreement and who are bound by contractual obligations of confidentiality and limitation of use sufficient to give effect to this Section 10. In no event shall the Manager disclose any such Proprietary Information to any competitors of the Company.

11.	(a)
The Company shall indemnify and hold harmless the Manager and its officers, directors, stockholders and employees against all third person claims, liabilities, losses, costs and expenses (including reasonable legal and accounting fees) whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) any acts or omissions of the Company and its employees or (ii) any breach of or failure to perform any obligation under this Agreement by the Company and/or its agents, employees and/or subcontractors (other than the Manager), except to the extent caused by the bad faith, gross negligence, willful misconduct or fraud of the Manager.

(b)
The Manager shall indemnify and hold harmless the Company and its  officers, directors, partners and employees against all third person claims, liabilities, losses, costs and expenses (including reasonable legal and accounting fees) whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) any acts or omissions of the Manager and its employees or (ii) any breach of or failure to perform any obligation under this Agreement by the Manager and/or its agents, employees and/or subcontractors, except to the extent caused by the bad faith, gross negligence, willful misconduct or fraud of the Company.

12.
Any notice required or permitted to be given under this Agreement by one party hereto to the other shall be in writing and shall be deemed to have been given as of the second business day following the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:

To the Manager:	TRINAD MANAGEMENT, LLC
4751 Wilshire Boulevard, 3rd Floor
Los Angeles, CA 90067
Attention: Robert Ellin

To the Company:	LOTON CORP.
4751 Wilshire Boulevard, 3rd Floor
Los Angeles, CA 90067

or such other addresses as the respective parties may in writing to the other designate.

13.
If a proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

14.
The parties hereto agree that this Agreement constitutes the entire and exclusive agreement between them pertaining to the subject matter contained herein, and supersedes all prior or contemporaneous agreement oral or written, conditions, representation, warranties, proposals and understandings of the parties pertaining to such subject matter.

15.
The provisions of this Agreement inure to the benefit of and are binding on the successor and assigns of the Company and the successor and assigns of Manager.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16.
Should any paragraph or provision of this Agreement be held to be void, invalid or inoperative, it shall not affect any other paragraph or provision herein, and the remainder of this Agreement shall be effective as though such void, invalid or inoperative paragraph or provision had not been contained herein.

17.	This Agreement shall be governed by the laws of the State of California.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TRINAD MANAGEMENT, LLC

By:
Name:
Title:

LOTON CORP.

By:
Name:
Title:

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